CONTACT: Sarah Hofstetter Net2Phone Corporate Communications 973-438-3838/ sarah@net2phone.com

Net2Phone Reports 1st Quarter Fiscal 2004 Results

NEWARK, NJ –December 10, 2003 – Net2Phone Inc. (Nasdaq: NTOP), a leading provider of voice services over IP networks, to day announced results for the first quarter of fiscal 2004 ended October 31, 2003.

Financial highlights for the quarter and recent achievements include:

•	Signed memorandum of understanding with Cebridge Connections, the 12th largest cable operator in the US, to deploy replacement line telephony to their subscribers
•	Completed follow-on offering, raising a net total of approximately $59 million, including $48 million in public funding and over $11 million from IDT and Liberty Media.
•	Net Income of $5.1 million including a one-time gain of $12.2 million related to the dissolution of a subsidiary compared to a net loss in 4Q03 of ($10.8) million
•	Gross margin expansion to 46.3%

“This quarter’s results showcase our competencies in each of our business units. We have significantly turned around our core Global Services business to the point that it is now generating positive cash flow from its operations. In our cable telephony business, we have a signed agreement with one cable operator and a memorandum of understanding with a second cable operator, demonstrating the demand for our service offerings, which provide cable operators with a replacement-line telephony solution. The powerful combination of these two business lines puts us in the sweet spot of the VoIP world,” said Stephen Greenberg, CEO of Net2Phone.

Revenue for the company for the first quarter totaled $20.4 million, as compared with $21.0 million from the prior quarter, reflecting Net2Phone Global Services’ focus on profitability as the company continues to exit low-margin businesses. As a result, gross margin for the first quarter was above 40% for the 10th consecutive quarter at 46.3%, as compared to 40.7% in the prior quarter and 41.8% in the first quarter of 2003.

Net income for the first quarter was $5.1 million compared to a net loss of ($10.8) million in the prior quarter and net income of $46.1 million in the first quarter of 2003, which included a gain of $58.4 million from the settlement of Net2Phone’s litigation with Cisco Systems in the first quarter of 2003. Net income (loss) includes certain non-operational, non-cash and/or non-recurring items that management excludes in assessing the company’s performance. As a result, the company also reports net income (loss) before special and non-cash item (adjusted for depreciation and amortization, minority interests, other income, interest income, non-cash compensation, gain from litigation and restructuring, severance impairment and other items), which excludes the impact these aforementioned items have on the company’s financial results. Net income also reflects the closure of our ADIR subsidiary, resulting in a one-time gain of $12.2 million.

1 The schedule accompanying this release provides reconciliations to generally accepted accounting principles (GAAP) for all non-GAAP financial measures mentioned in this release.

Net loss before special and non-cash items for the quarter was ($2.6) million, a 10% sequential improvement from ($2.9) million in the prior quarter, and a 28% improvement compared to a loss of ($3.7) million in the first quarter of 2003. Net income (loss) before special and non-cash items is not a term defined by generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measurements used by other companies. Such non-GAAP measures should be considered in addition to, and not as a substitute for, performance measures calculated in accordance with GAAP.

The company believes that net income (loss) before special and non-cash items provides investors with a measure of the company’s operational and financial progress that corresponds with the measurements used by management. Management uses this measurement, instead of net income (loss), as a basis for allocating resources and making other daily operating decisions. The accompanying table includes a detailed reconciliation of net income (loss) reported in accordance with generally accepted accounting principles to net income (loss) before special and non-cash items.

Capital expenditures during the first quarter were $1.3 million, compared with $2.5 million in the prior quarter, and $2.1 million in the first quarter of 2003.

This quarter marks the first time Net2Phone is reporting quarterly results achieved by its two wholly-owned operating subsidiaries. This provides shareholders and the investment community with a clearer picture of its operations, and the ability to understand the value elements of its two business lines. One subsidiary, Net2Phone Global Services (NGS), is comprised of the company’s international retail VoIP business and domestic rechargeable calling card business, while the other, Net2Phone Cable Telephony (NCT), is focused on delivering end-to-end managed telecommunications solutions to cable operators utilizing VoIP technology.

Net2Phone Global Services (NGS)

NGS revenue for the first quarter was $20.4 million, as compared to $20.9 million in the prior quarter and $23.7 million in the first quarter of fiscal year 2003. NGS reported segment income of $1.3 million this quarter, exceeding its capital expenditures by $0.5 million. These results reflect significant progress in NGS’ focus on successfully managing its business profitably. Segment income (loss) is the net income (loss) before special and non-cash items directly attributable to the segment’s operations less the allocation of certain corporate expenses.

NGS plans to fully exit the US disposable calling card business by the end of the fiscal year. The company had been scaling back its efforts in this historically high-revenue, low-margin business for the past two years to the point where it accounted for less than 10% of revenue in fiscal 2003, down from 27% of revenue in fiscal 2001. The decrease in US disposable calling card revenue largely contributed to the Company’s improvement in its gross margin percentage. As mentioned in prior quarters, continued rate declines to high revenue-per-minute international destinations have placed pressures on gross margins. The net effect of the accelerated exit from the disposable calling card business over the next six months and the continued pricing pressures within some international NGS products are expected to result in gross margins of approximately 40% for the coming quarters, in line with Net2Phone gross margins for the past 10 quarters. Since all of NGS’ products are provided through an existing infrastructure, we believe increases in NGS revenue will have a more pronounced impact on NGS segment income.

Net2Phone Cable Telephony (NCT)

Last month, Net2Phone Cable Telephony announced that it had signed a memorandum of understanding to provide cable voice services for Cebridge Connections, the 12th largest cable operator in the United States. Cebridge Connections expects to begin the process of deploying cable telephony services by the first quarter of 2004, starting with selected markets in Texas and Missouri that represent about 150,000 high-speed-data homes passed, subject to the execution of a definitive agreement.

Net2Phone’s cable voice platform utilizes the industry’s Packet Cable compliant standards and permits cable operators like Cebridge Connections to deploy toll-quality residential telephone service over their existing cable network.

Through NCT’s service offering, Cebridge Connections will maintain control of its brand identification and Tier I customer and technical support, while Net2Phone will support the back office Packet Cable infrastructure, switching and transport and Tier II+ technical support to deliver a fully managed Quality of Service (QoS) IP solution.

“On the heels of our successful expansion with Liberty Cablevision of Puerto Rico, our deal with Cebridge is the next big step for Net2Phone as we advance toward our goal of becoming the turnkey voice solution for cable operators worldwide,” said Stephen Greenberg. “Cebridge’s interest in using Net2Phone’s solution in two important markets underscores the attractive opportunity available to cable operators to deliver outsourced telephony services to their subscribers.”

Follow-on Offering

In November, Net2Phone completed an equity offering of 14 million shares of common stock, generating net proceeds to Net2Phone of approximately $59 million. Net2Phone will use the proceeds from the offering for general corporate purposes, capital expenditures and working capital, including funding expansion of its cable telephony business.

As of October 31, 2003, cash, cash equivalents and marketable securities stood at $87.9 million, including $23.8 million of restricted funds. As of November 30, 2003, reflecting proceeds from the securities offering, cash, cash equivalents and marketable securities stood at $139.2 million.

About Net2Phone

Founded in 1995, Net2Phone is a leading provider of voice services over IP networks worldwide, enabling toll-quality calls between computers, telephones, and broadband devices. Recognized as the first Company to bridge the Internet with the public switched telephone network, Net2Phone has routed billions of minutes of traffic over its award-winning network. Incorporated within the company are (1) Net2Phone Global Services, which sells retail VoIP solutions globally and (2) Net2Phone Cable Telephony, which has developed a fully outsourced standards-compliant telephony solution for cable operators. Traded on the NASDAQ under the symbol NTOP, Net2Phone’s strategic partners and investors include Liberty Media Corporation (NYSE: L; LMC.B) and IDT Corporation (NYSE: IDT; IDT.C). For more information about Net2Phone’s products and services, please visit www.net2phone.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward- looking statements involve risks and uncertainties and actual results could differ materially from those discussed in the forward-looking statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Factors which may affect the Company’s results include, but are not limited to, the Company’s ability to expand its customer base, the Company’s ability to develop additional and leverage its existing distribution channels for its products and solutions, dependence on strategic and channel partners including their ability to distribute the Company’s products and meet or renew their financial commitments, the Company’s ability to address international markets, the effectiveness of the Company’s sales and marketing activities, the acceptance of the Company’s products in the marketplace, the timing and scope of deployments of the Company’s products by customers, fluctuations in customer sales cycles, customers’ ability to obtain additional funding, technical difficulties with respect to the Company’s products or products in development, the need for ongoing product development in an environment of rapid technological change, the emergence of new competitors in the marketplace, the Company’s ability to compete successfully against established competitors with greater resources, the uncertainty of future governmental regulation, the Company’s ability to manage growth, obtain patent protection, and obtain additional funds, general economic conditions and other risks discussed in this Report and in the Company’s other filings with the Securities and Exchange Commission. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to the Company as of the date thereof, and the Company assumes no obligation to update any forward-looking statement or risk factors.

Net2Phone, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

(All Numbers in 000’s except EPS Calculation)	1Q04	1Q03	4Q03
	October 31, 2003	October 31, 2002	July 31, 2003

Revenue	$20,405	$23,948	$20,963

Direct cost of revenue	10,948	13,942	12,434
Selling, general and administrative	12,573	13,660	12,767
Depreciation and amortization	2,488	2,480	3,877
Restructuring, severance, impairment and other items	195	5,172	(221)
Settlement of Cisco litigation	—	(58,429)	—
Non-cash compensation	1,841	1,656	8,245

Total cost and expense	28,045	(21,519)	37,102

Income (loss) from operations	(7,640)	45,467	(16,139)
Interest income, net	216	800	91
Other Income (loss)	12,523	16	763
Income (loss) before minority interests	5,098	46,283	(15,285)

Minority interests	—	159	(4,486)

Net income (loss) available to common stockholders	$5,098	$46,124	$(10,799)

Net income (loss) per common share-basic and diluted	$0.08	$0.77	$(0.18)

Weighted Average number of common shares used in the calculation of basic net gain/(loss) per common share	60,250	59,516	59,897
Weighted Average number of common shares used in the calculation of diluted net gain/(loss) per common share	63,160	59,590	59,897

Cash, cash equivalents and marketable securities*	$87,915	$119,475	$94,111
Fixed assets (net)	22,233	30,621	24,172
Total assets	126,435	176,199	144,646
Total Stockholders’ Equity	84,212	104,888	76,329

* Includes Restricted Cash of $23.8 Mil., $22.9 Mil., $24.2 Mil. for three months ending Oct 31, 2003; Oct 31, 2002; and July 31, 2003 respectively.

Net income (loss) available to common stockholders	$5,098	$46,124	$(10,799)
EXCLUDING
Minority interests	—	(159)	4,486
Other Income (loss)	12,523	16	763
Interest income, net	216	800	91
Depreciation and amortization	(2,488)	(2,480)	(3,877)
Inventory obsolescence expense	—	—	(66)
Non-recurring SG&A expense	(480)	—	(1,248)
Settlement of Cisco litigation	—	58,429	—
Restructuring, severance, impairment and other items	(195)	(5,172)	221
Non-cash compensation	(1,841)	(1,656)	(8,245)

Net income (loss) before special and non-cash items	$(2,636)	$(3,654)	$(2,924)

SEGMENT INCOME
The following table summarizes the operating performance of Net2Phone’s business segments:

Net2Phone Global Services (NGS)	$1,338	$465	$(20)
Net2Phone Cable Telephony (NCT)	(2,075)	(1,946)	(1,194)
Corporate / Other	(1,900)	(2,174)	(1,710)

Total	$(2,636)	$(3,654)	$(2,924)